EXHIBIT 2.1

NEW CENTURY EQUITY HOLDINGS CORP.

SERIES A 4% CONVERTIBLE PREFERRED STOCK

STOCK PURCHASE AGREEMENT

June 18, 2004

STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of the 18th day of June, 2004, by and between New Century Equity Holdings Corp., a Delaware corporation (the “Company”), and Newcastle Partners, L.P., a Texas limited partnership (the “Purchaser”).

W I T N E S S E T H:

          WHEREAS, the Company has announced that it completed the sale of all of its holdings in Princeton eCom Corporation (“Princeton”) and that its Board of Directors has approved a plan of liquidation and dissolution of the Company;

          WHEREAS, the Company has filed definitive proxy materials (the “Proxy Materials”) seeking stockholder approval of the proposed sale of its holdings in Princeton (the “Princeton Transaction”) and the proposed liquidation and dissolution of the Company (the “Liquidation”);

          WHEREAS, the Company now desires to issue and sell, and the Purchaser desires to purchase, all upon the terms and subject to the conditions set forth in this Agreement, shares of Series A 4% Convertible Preferred Stock of the Company, par value $.01 per share (the “Series A Preferred Stock”);

          WHEREAS, the Company has determined that as a result of the issuance and sale of the Series A Preferred Stock as contemplated herein, the Princeton Transaction would not constitute a sale of substantially all the assets of the Company, and therefore stockholder approval of such transaction would not be required under applicable law;

          WHEREAS, as an inducement for the Purchaser to purchase the Series A Preferred Stock, the parties have agreed that the Company shall remain a going concern and the Company shall not seek stockholder approval for the Liquidation.

          THE PARTIES HEREBY AGREE AS FOLLOWS:

          1. Purchase and Sale of Stock.

1.1 Sale and Issuance of Series A Preferred Stock.

(a) The Company has authorized the Series A Preferred Stock, par value $.01 per share, which shall have the designations, powers, preferences and rights and the qualifications, limitations and restrictions, in accordance with the Company’s Certificate of Designations of the Series A Preferred Stock, in the form attached hereto as Exhibit A (the “Certificate of Designations”).

(b) Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase, and the Company agrees to sell and issue to the Purchaser, 4,807,692 shares of Series A Preferred Stock, at a purchase price of $1.04 per share.

1.2 Closing. The initial purchase and sale of the Series A Preferred Stock shall take place at 10:00 a.m. on the date of execution and delivery of this Agreement (the “Closing Date”), at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, or at such other time and place as shall be mutually agreed upon between the Purchaser and the Company (the “Closing”). At the Closing, the Company shall deliver to the Purchaser a certificate representing the number of shares of the Series A Preferred Stock that the Purchaser is purchasing hereby against receipt of a wire transfer of the purchase price to an account designated by the Company.

          2. Representations and Warranties of the Company. For purposes of Subsections 2.10 through 2.28 and Section 6, references to the “Company” shall include the Company, its predecessors and any subsidiaries of the Company. The Company hereby represents and warrants, as of the date hereof (except as otherwise specifically set forth in Subsections 2.1 through 2.28) to the Purchaser that, except where indicated for the exceptions set forth on the Schedules hereto and furnished to the Purchaser, which exceptions shall be deemed to be representations and warranties as if made hereunder:

2.1 Organization, Good Standing, Qualification and Corporate Power.

(a) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is qualified to transact business and in good standing as a foreign corporation in each jurisdiction where it is required to so qualify except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect. True and correct copies of the Company’s Certificate of Incorporation, as amended and/or restated and as in effect on the date hereof (the “Charter”) and Bylaws, as amended and/or restated and as in effect on the date hereof (the “Bylaws”) have been provided to the Purchaser.

(b) The Company has all requisite legal and corporate power to execute and deliver this Agreement and each of the other Basic Documents, and to issue and sell the Series A Preferred Stock hereunder, to issue the Reserved Shares and to carry out and perform its obligations under the terms of this Agreement and the other Basic Documents.

2.2 Capitalization and Voting Rights. As of the date hereof, the authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”), and 10,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). As of the Closing Date, there were 34,653,104 shares of Common Stock issued and outstanding. No other shares of capital stock are issued and outstanding. As of the date hereof, there were options outstanding issued by the Company to purchase an aggregate of 5,729,937 shares of Common Stock, and no warrants of the Company were outstanding. The Persons listed on Schedule 2.2 are the holders of all the outstanding options to purchase Common Stock and the number and exercise price of the options held by such Persons (including the number of options exercisable assuming the consummation of the transactions contemplated herein) are set forth opposite the respective names of such Persons thereon. All of the outstanding shares of Common Stock and Preferred Stock are duly authorized, validly issued, fully paid and nonassessable, and all such shares were issued in compliance with all applicable Federal and state securities laws, including available exemptions therefrom, and none of such issuances were made in violation of any pre-emptive or other rights. The Company has reserved 15,973,153 shares of Common Stock for issuance pursuant to its stock option and stock purchase plans and existing outstanding options. There are no other options, warrants or other rights (including conversion, pre-emptive or other rights) or agreements outstanding to purchase any of the Company’s authorized and unissued capital stock. Except as provided for in the Basic Documents, the Company is not a party or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any security or by any director of the Company.

2.3 Subsidiaries. Except as listed on Schedule 2.3 hereto, the Company does not presently own or control, directly or indirectly, any equity interest in any other corporation, partnership, limited liability company, association or other business entity.

2.4 Authorization. The Basic Documents have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to (a) applicable bankruptcy, insolvency, reorganization and moratorium laws, (b) other laws of general application affecting the enforcement of creditors’ rights generally and general principles of equity, (c) the discretion of the court before which any proceeding therefor may be brought, and (d) as rights to indemnity may be limited by Federal or state securities laws or by public policy.

2.5 Valid Issuance of Preferred and Common Stock. The issuance, sale and delivery of the Series A Preferred Stock that is being purchased by the Purchaser hereunder, and the reservation for issuance of the Reserved Shares have been duly authorized by all required corporate action on the part of the Company, and when issued, sold, and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly authorized, validly issued, fully paid and non-assessable. The Reserved Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Certificate of Designations, shall be duly authorized, validly issued, fully paid, and non-assessable. The Series A Preferred Stock issued hereunder (and the Reserved Shares) will be free and clear from any liens or encumbrances other than those created by, or imposed upon, the holders thereof through no action of the Company, other than restrictions on transfer under state and/or Federal securities laws and restrictions set forth in the Basic Documents. Issuance of the Series A Preferred Stock and the Reserved Shares will be free of statutory preemptive rights.

2.6 Section 203 of DGCL. The Board of Directors of the Company has taken all action necessary so that the provisions of Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) will not apply to this Agreement or the transactions contemplated herein.

2.7 Reports and Financial Statements. (a) The Company has delivered to the Purchaser prior to the execution of this Agreement a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, the Company’s Quarterly Reports on Form 10-Q that have been filed for all quarters ended since December 31, 2003, all of the Company’s proxy materials filed since its 2003 Annual Meeting of Stockholders (including the Proxy Materials) and all Current Reports on Form 8-K filed since December 31, 2003 (as such documents have since the time of their filing been amended or supplemented) together with all reports, documents and information filed on or after the date first written above through the Closing Date with the SEC, including all information incorporated therein by reference (collectively, the “SEC Reports”). The SEC Reports (i) complied and will comply as to form with the requirements of the Securities Act and the Exchange Act, and (ii) did not contain and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto), if any, included in the SEC Reports (the “Financial Statements”) complied and will comply, in all material respects, as to form with the SEC’s rules and regulations with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments not material and to the absence of footnotes) the financial position and shareholders’ equity of the Company as of the respective dates thereof and the consolidated earnings and cash flows for the respective periods then ended. The Financial Statements reflect all liabilities or obligations of the Company of any kind or matter (whether direct, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) for the periods covered thereby.

(b) The Company has a duly constituted audit committee of its Board of Directors (the “Audit Committee”), all of whose members are “independent” as defined in Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. and such committee has operated in accordance with applicable law and regulations. The Company’s independent public accountants have reviewed each interim financial statement in accordance with the requirements of applicable Federal securities laws, the Audit Committee’s charter, the SEC’s rules and regulations and the applicable rules of any securities exchange or automated quotation system or market on which the Company’s securities are or have been traded or listed. The Company has received no communications from its independent public accountants that the independent public accountants are considering or are likely to consider issuing any report other than a clean, unqualified opinion as to the Company’s audited financial statements or have raised any unresolved issues with respect to any of the Company’s interim financial statements.

2.8 Lease Agreements and Guaranty. The Company hereby represents that pursuant to that certain Agreement and Plan of Merger by and among Billing Concepts Corp., Billing Concepts, Inc., Enhanced Services Billing, Inc., BC Transaction Processing Services, Inc., Aptis, Inc., Operator Service Company, BC Holding I Corporation, BC Holding II Corporation, BC Holding III Corporation, BC Acquisition I Corporation, BC Acquisition II Corporation, BC Acquisition III Corporation, and BC Acquisition IV Corporation dated as of September 15, 2000 (the “Merger Agreement”), the Company is indemnified from and against all Damages (as defined in the Merger Agreement”) arising out of or caused by, directly or indirectly, any claim against the Company under any guarantee of certain leases, including (a) that certain Office Building Lease Agreement, as amended, by and between Medical Plaza Partners, Ltd. and Billing Information Concepts, Inc. dated July 12, 1996 (the “Medical Plaza Lease”) and (b) that certain Office Building Lease Agreement, as amended, by and between Prentiss Properties Acquisition Partners, L.P. and Aptis, Inc. dated November 11, 1999 (the “Prentiss Lease”) with respect to obligations or liabilities arising on or after the closing of the Merger Agreement. Pursuant to the Merger Agreement, Platinum Equity Holdings, LLC (“Platinum”) executed that certain Guarantee of Performance dated as of September 15, 2000 (the “Guarantee”) for the purpose of guaranteeing the payment and performance of the obligations of the Buyers, the Acquisition Subs and the Surviving Corporations (as such terms are defined in the Merger Agreement) under the Merger Agreement. The Company hereby represents that the Guarantee of Performance is a valid, binding and enforceable obligation of Platinum, and by virtue of Section 1(i) thereof, Platinum has guaranteed and shall continue to guarantee the payment and performance in full, when and as due, of any and all payments and performance of the obligations of the Company that may arise out of or be caused by, directly or indirectly, any claim under any guarantee of the Medical Plaza Lease and the Prentiss Lease. Furthermore, except as set forth on Schedule 2.8, the Company has not received any notices, either orally or in writing, suggesting the Company’s or any other party’s failure or threatened failure to make payments or perform any obligations under the Medical Plaza Lease or the Prentiss Lease.

2.9 Princeton Transaction. All information furnished by the Company to Richards, Layton & Finger, P.A., Delaware counsel for the Company, for the purpose of preparing and delivering the Delaware Opinion (described and defined in Section 4.7) is accurate and complete. The Company hereby represents that as a result of the issuance and sale of the Series A Preferred Stock as contemplated herein, the Princeton Transaction would not constitute a sale of substantially all the assets of the Company, and therefore stockholder approval of such sale would not be required under the DGCL and reported judicial decisions interpreting the applicable provisions of the DGCL.

2.10 Changes. (a) Except as set forth in the SEC Reports filed not less than five (5) business days prior to the date hereof, and any other items set forth in Schedule 2.10, there has not been:

(i) any significant change in the assets, liabilities, condition (financial or otherwise), affairs, earnings, business, operations, or prospects of the Company from that reflected in the balance sheet as of March 31, 2004;

(ii) any incurrence of liabilities or obligations by the Company of any kind or matter (whether direct, accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) individually in excess of $5,000, or in the aggregate in excess of $10,000;

(iii) any increase in compensation of any of its existing officers, or the rate of pay of its employees as a group, except as part of regular compensation increases in the ordinary course of business;

(iv) any resignation or termination of employment of any officer or key employee of the Company and the Company has not received any written notice of the impending resignation or termination of employment of any such officer;

(v) any change in the Company’s ability to utilize its net operating loss carryforwards for the tax benefits afforded by the Internal Revenue Code of 1986, as amended, in connection therewith.

(vi) any change in the accounting methods or practices followed by the Company;

(vii) any issuance of any stock, bonds, or other securities of the Company or options, warrants, or rights or agreements or commitments to purchase or issue such securities or grant such options, warrants or rights, except as described in Section 2.2 hereof or for those issuances contemplated or permitted by the Basic Documents;

(viii) any waiver or compromise by the Company of a right or of a debt owed to it;

(ix) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any material obligation by the Company;

(x) any change to a material contract or arrangement by which the Company or any of its assets is bound or subject;

(xi) any agreement by the Company to do or enter into any of the foregoing;

(xii) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, operation or business of the Company;

(xiii) any loans made by the Company to its employees, officers, or directors other than advances of expenses made in the ordinary course of business;

(xiv) any declaration or payment of any dividend or other distribution of the assets of the Company or any direct or indirect redemption, purchase or acquisition of any securities of the Company;

(xv) any labor organization activity or organized labor trouble;

(xvi) any sale, transfer, or lease of any of the Company’s assets except in the ordinary course of business, individually in excess of $5,000, or in the aggregate in excess of $10,000, or any mortgage or pledge of or lien imposed upon any of the Company’s assets;

(xvii) any other event or condition of any character which has materially and adversely affected the business, condition, affairs, operations, properties or assets of the Company; or

(xviii) any agreement by the Company to do or enter into any of the foregoing.

2.11 Governmental Consents. No consent, approval, order, or authorization of, or registration, qualification, designation, declaration or filing with, any Federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by the Basic Documents. Except for the filing of any notice subsequent to the Closing that may be required under applicable Federal and/or state securities laws (which, if required, shall be filed on a timely basis as may be so required), no consent, approval or authorization of, or declaration to, or filing with, any Person (governmental or private) is required for the valid authorization, execution, delivery and performance by the Company of the Basic Documents or for the valid authorization, designation, issuance, sale and delivery of the Series A Preferred Stock, or for the valid authorization, reservation, issuance, sale and delivery of the Reserved Shares other than (a) the filing of the Certificate of Designations with the Secretary of State of the State of Delaware, (b) filings pursuant to Regulation D of the Securities Act, and (c) applicable “blue sky” securities filings.

2.12 Litigation. Except as described in the SEC Reports, and the attached Schedule 2.12, as of the date of this Agreement, (a) there are no actions, suits or proceedings at law or in equity, or any arbitration or any administrative or other proceeding (or to the Company’s knowledge, any investigations) pending, publicly announced or, to the Company’s knowledge, threatened in writing against or affecting the Company or its subsidiaries, or any of their respective properties or rights, and the Company does not have reason to be aware of any basis for the foregoing; (b) there are no orders, writs, judgments, injunctions, decrees, determinations or awards of any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, outstanding against the Company or its subsidiaries; (c) there are no actions, suits or proceedings at law or in equity, or any arbitration or any administrative or other proceeding (or to Company’s knowledge, any investigations) pending, publicly announced or, to Company’s knowledge, threatened which question the validity or enforceability of the Basic Documents or the right of the Company to enter into such agreements, or to consummate the transactions contemplated thereby, and the Company does not have reason to be aware of any basis for the foregoing; and (d) there is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

2.13 Intellectual Property Rights. The Company possesses adequate rights or licenses to use all trademarks, trademark applications, trade names and service marks, whether or not registered, and all patents, patent applications, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and intellectual property rights (collectively, “Intellectual Property Rights”) which are necessary for use in connection with their business as now conducted and as described in the SEC Reports. The Company has no knowledge that it has infringed on any of the Intellectual Property Rights of any Person and the Company is not infringing on any of the Intellectual Property Rights of any Person. There is no proceeding that is pending, or to the Company’s knowledge, is threatened against, the Company regarding the infringement of any of the Intellectual Property Rights. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights.

2.14 Compliance with Other Instruments. The Company is not in violation or default of any provisions of its Charter or Bylaws or of any instrument, judgment, order, writ, decree, or contract to which it is a party or by which it or any of its assets may be bound or, to the Company’s knowledge, of any provision of Federal or state statute, rule or regulation, license, or permit applicable to the Company. The execution, delivery, and performance of the Basic Documents and the consummation of the transactions contemplated thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree, or contract or an event which results in the creation of any lien, charge, or encumbrance upon any assets of the Company or trigger any anti-dilution provisions, provisions for the right to purchase stock, or preemptive rights in any agreements to which the Company is a party. The Company does not have any knowledge of any termination or breach or anticipated termination or breach by the other parties to any contract or commitment to which it is a party or to which any of its assets is subject. There are no warranty claims or other uninsured claims against the Company under completed contracts which could reasonably be expected to involve a monetary liability which is not reserved against in the Financial Statements incurred in the ordinary course of business.

2.15 Agreements; Action.

(a) Except as set forth in the SEC Reports and Schedule 2.10 and except for agreements expressly contemplated by the Basic Documents, there are no agreements, understandings, or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(b) Except as set forth in the SEC Reports and Schedule 2.10 and except for agreements expressly contemplated by the Basic Documents, there are no agreements, understandings, instruments or contracts to which the Company is a party or by which it is bound, which (i) involve obligations (contingent or otherwise) of, or payments to, the Company in excess of $5,000, (ii) are material to the conduct and operations of the Company’s business or properties, including, without limitation, the license of any patent, copyright, trade secret, or other proprietary rights to or from the Company, (iii) involve any employment or consulting arrangement, whether written or oral, between the Company and any Person or (iv) provide for the grant to any person of a right to cause the Company to register any securities of the Company for sale.

(c) Except as set forth in the SEC Reports or Schedule 2.10, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any series of its capital stock, (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of $5,000 or, in the case of indebtedness and/or liabilities individually less than $5,000, in excess of $25,000 in the aggregate, or (iii) sold, exchanged, or otherwise disposed of any of its assets or rights.

(d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts, and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

(e) Except as set forth in the SEC Reports or Schedule 2.10, the Company is not a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any Charter or corporate restriction which limits or restricts the ability of the Company to carry out its obligations under the Basic Documents.

(f) All the material contracts, agreements and instruments to which the Company is a party are disclosed in the SEC Reports or in the attached Schedules and such contracts, agreements and instruments are valid, binding and in full force and effect, and are valid, binding and enforceable by the Company in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and debtor relief or other equitable remedies. The Company is not in default in any respect in the performance, observance or fulfillment of any obligations, covenants or conditions contained in any agreement or instrument that would allow a third party to alter, amend or terminate such agreement or instrument, and, to the Company’s knowledge, no other party to any such agreement or instrument is in default.

2.16 Title to Property and Assets. The Company has good and marketable title to its property and assets free and clear of all mortgages, liens, loans, and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims, or encumbrances except such encumbrances and liens which arise in the ordinary course of business and do not impair the Company’s ownership or use of such property or assets. All of the Company’s properties and assets are in good operating and usable condition, subject to normal wear and tear.

2.17 Labor Agreements and Actions; Employee Benefits. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment, or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives, or agents of the Company. There is no strike or other labor dispute involving the Company pending, or, to the knowledge of the Company, threatened, nor is the Company aware of any labor organization activity involving its employees. The Company has complied, in all material respects, with all applicable state and Federal equal opportunity and other laws related to employment. The Company has not received written notice that any employee of the Company is in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company, or any other party because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use by the employee of his or her best efforts with respect to such business. Except as set forth in Schedule 2.10, the Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement or arrangement (collectively, “Compensation/Benefit Arrangements”). The Company has not incurred any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan (“Plans”) which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which the Company makes or ever has made a contribution. With respect to such Plans, the Company is in compliance in all material respects with all applicable provisions of ERISA and has performed all its obligations under such Plans.

2.18 Change in Control Provisions. Except as set forth on Schedule 2.18, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated therein will (a) trigger any change in control or similar provision in the Compensation/Benefit Arrangements, (b) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due under any Compensation/Benefit Arrangements, (c) increase any benefits otherwise payable under any Compensation/Benefit Arrangements, or (d) result in any acceleration of the time of payment or vesting of any benefit under any Compensation/Benefit Arrangements.

2.19 Insurance. The Company has in full force and effect fire, casualty, and liability insurance policies, with extended coverage, in such amounts and with such coverage as is reasonable and prudent in view of the business and operations of the Company.

2.20 Tax Matters. The Company (a) has filed all tax returns that are required to have been filed by it with all appropriate governmental agencies (and all such returns are true and correct and fairly reflect its operations for tax purposes); and (b) has paid all taxes owed or assessments by it as indicated on such tax returns (other than taxes the validity of which are being contested in good faith by appropriate proceedings). The assessment of any additional taxes for periods for which returns have been filed is not expected to exceed the recorded liability therefor and there are no unresolved questions or claims concerning the Company’s tax liability. The Company’s federal tax returns have been audited and reviewed by the Internal Revenue Service through September 2001. There is no pending dispute with any taxing authority relating to any of said returns which, if determined adversely to the Company, would result in the assertion by any taxing authority of any valid deficiency for taxes. The Company has withheld or collected from each payment made to each of its employees the amount of all taxes, including, but not limited to, income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositaries.

2.21 Minute Books. The minute books of the Company contain, in all material respects, a complete and accurate record of all meetings of directors and stockholders since the date of incorporation of the Company and all actions taken by written consent.

2.22 Permits. The Company possesses all certificates, authorizations, licenses, easements, consents, approvals, orders, permits and approvals (“Permits”) necessary to own, lease and operate its properties and to conduct its business as currently conducted, and there is no proceeding pending, or, to the knowledge of the Company, threatened relating to the revocation, modification, suspension or cancellation of any Permit. The Company has fulfilled and performed all of the obligations with respect to such Permits, and no event or change in condition has occurred which allows, or which upon notice, the lapse of time or both would allow, the revocation or termination thereof or results in any other impairment of the rights of the holder of any such Permits. The Company is not in conflict with, in default under or in violation of any Permit.

2.23 Governmental Regulation. The Company is not subject to regulation under the Investment Company Act of 1940 or to any United States of America, state or local statute or regulation limiting its ability to incur debt.

2.24 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Purchaser, the Company or any of their respective affiliates upon consummation of the transactions contemplated by the Basic Documents.

2.25 Solvency. The Company is, and immediately after the Closing will be, Solvent. As used herein, the term “Solvent” means, with respect to a particular date, that on such date, (a) the fair market value of the assets of each of the Company and its subsidiaries exceeds their respective liabilities (including, without limitation, stated liabilities and contingent liabilities), and (b) the Company can pay its debts as they come due or mature. The Company has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy, insolvency, debtor relief, reorganization or similar law, nor does the Company have any knowledge or reason to believe that creditors of the Company have initiated or intend to initiate involuntary bankruptcy or similar proceedings.

2.26 Related Party Transactions. No employee, officer, stockholder or director of the Company or member of his or her immediate family is (a) party to a related party transaction described in Item 404 of Regulation S-K of the Exchange Act not already disclosed in the SEC Reports or the attached Schedules, including, specifically, Schedule 2.10, or (b) indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, except as set forth in the SEC Reports or the attached Schedules, including, specifically, Schedules 2.10 and 2.18, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees (not including stock option agreements outstanding under any stock option plan approved by the Board of Directors of the Company). To the Company’s knowledge, except as set forth in the SEC Reports or the attached Schedules, including, specifically, Schedules 2.10 and 2.18, no employee or officer of the Company has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers or directors of the Company and members of their immediate families may own stock in publicly traded companies that may compete with the Company. Except as set forth in the SEC Reports or the attached Schedules, including, specifically, Schedules 2.10 and 2.18, no officer or stockholder or any member of their immediate families is, directly or indirectly, interested in any contract with the Company (other than such contracts as relate to any such person’s ownership of capital stock or other securities of the Company and other than employment agreements).

2.27 Environmental and Safety Laws. The Company is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety of its employees and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

2.28 Offering. Subject to the accuracy of the Purchaser’s representations in Section 3 hereof, the offer, sale and issuance of the Series A Preferred Stock to be issued in conformity with the terms of this Agreement and the issuance of the Common Stock to be issued upon conversion of the Series A Preferred Stock constitute transactions exempt from the registration requirements of Section 5 of the Securities Act, and are in compliance with all applicable securities laws of the United States and each of the states whose laws govern the issuance of such securities.

3. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company that:

3.1 Organization and Existence. The Purchaser is a limited partnership duly organized and validly existing under the laws of the State of Texas.

3.2 Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action. This Agreement constitutes the valid and binding agreement of the Purchaser, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, reorganization and moratorium laws, (ii) other laws of general application affecting the enforcement of creditors’ rights generally and general principles of equity, (iii) the discretion of the court before which any proceeding therefor may be brought, and (iv) as rights to indemnity may be limited by Federal or state securities laws or by public policy.

3.3 Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission from the Company upon consummation of the transactions contemplated by the Basic Documents.

3.4 Purchase Entirely for Own Account. The Series A Preferred Stock to be received by the Purchaser pursuant to the terms hereof will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. The Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the shares of Series A Preferred Stock or the Reserved Shares acquired by the Purchaser. The Purchaser has no contract, undertaking, agreement or arrangement with any Person to sell or transfer, or grant any participation to such Person or to any third Person, with respect to any shares of Series A Preferred Stock to be acquired by the Purchaser.

3.5 Purchaser Address, Access to Information, Experience, Etc.

(a) The address set forth on the signature pages of this Agreement is the Purchaser’s true and correct business address. The Purchaser has received and read and is familiar with this Agreement. The Purchaser has had an opportunity to (i) ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this investment, and (ii) conduct such investigation as the Purchaser deems necessary. The Purchaser can fend for itself, can bear the economic risk of its investment, has substantial experience in evaluating non-liquid investments such as the Series A Preferred Stock, and is capable of evaluating the merits and risks of an investment in the Company. The Purchaser is an “accredited investor” as that term is defined in Rule 501(c) of Regulation D promulgated under the Securities Act.

(b) The Purchaser has been furnished access to the business records of the Company and such additional information and documents as the Purchaser has requested and has been afforded an opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this Agreement, the purchase of the Series A Preferred Stock, the business, operations, market potential, capitalization, financial condition and prospects of the Company, and all other matters deemed relevant to the Purchaser.

3.6 Restricted Securities. The Purchaser understands that the shares of Series A Preferred Stock to be acquired by the Purchaser and the Reserved Shares have not been registered under the Securities Act or the laws of any state and may not be sold or transferred, or otherwise disposed of, without registration under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. In the absence of an effective registration statement covering the shares of Series A Preferred Stock to be acquired by the Purchaser, and the Reserved Shares, the Purchaser will sell or transfer, or otherwise dispose of, the shares of Series A Preferred Stock to be acquired by the Purchaser only in a manner consistent with its representations and agreements set forth herein, the terms and conditions set forth in the Basic Documents and any applicable Federal and state securities laws.

          4. Conditions of the Purchaser’s Obligations at Closing. The obligations of the Purchaser to purchase Series A Preferred Stock pursuant to this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against the Purchaser unless the Purchaser has consented in writing thereto:

4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

4.2 Performance. The Company shall have performed and complied with all agreements, obligations, and conditions contained in the Basic Documents that are required to be performed or complied with by it on or before the Closing.

4.3 Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Purchaser at the Closing a certificate certifying to the matters set forth in Sections 4.1 and 4.2.

4.4 Secretary’s Certificate. The Secretary of the Company shall deliver to the Purchaser at the Closing a certificate certifying: (i) that attached thereto is a true and complete copy of the Charter of the Company as then in effect; (ii) that attached thereto is a true and complete copy of the Bylaws of the Company as then in effect, (iii) that attached thereto is a true and complete copy of all resolutions adopted by the Board of Directors of the Company authorizing the transactions contemplated by the Basic Documents; and (iv) to the incumbency and specimen signatures of each officer of the Company executing the Basic Documents and the other agreements and certificates contemplated thereby.

4.5 Certificate of Designations. The Certificate of Designations in the form attached hereto as Exhibit A shall have been executed by the Company and filed with the Secretary of State of the State of Delaware and evidence of such filing shall have been provided to the Purchaser (with a complete copy of such filing being provided to the Purchaser as soon as practicable thereafter).

4.6 Opinion of Company Corporate Counsel. The Purchaser shall have received from Loeffler Jonas & Tuggey LLP, corporate counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit B.

4.7 Opinion of Company Delaware Counsel. The Purchaser shall have received from Richards, Layton & Finger, P.A., Delaware counsel for the Company, an opinion, dated as of the Closing, in the form attached hereto as Exhibit C, that contains an opinion that as a result of the issuance and sale of the Series A Preferred Stock as contemplated herein, the Princeton Transaction would not constitute a sale of substantially all the assets of the Company, and therefore stockholder approval of such sale would not be required under the DGCL and reported judicial decisions interpreting the applicable provisions of the DGCL (the “Delaware Opinion”).

4.8 Consents and Waivers; Qualifications. The Company shall have obtained any and all consents and waivers necessary or appropriate for consummation of the transactions contemplated by the Basic Documents. The Company shall have obtained all necessary “blue sky” law permits and qualifications, or have the availability of exemptions therefrom, required for the State of Texas for the offer and sale of the Series A Preferred Stock and the Reserved Shares.

4.9 Stock Certificates. The Purchaser shall have received a stock certificate dated the Closing Date for the number of shares of Series A Preferred Stock being purchased hereby.

4.10 Princeton Transaction. The Purchaser shall have received written evidence satisfactory to the Purchaser that the Princeton Transaction has been consummated, including written evidence that the Company has received $10,000,000 in cash or by wire transfer of immediately available funds in payment of its holdings in Princeton being sold pursuant to the Princeton Transaction.

4.11 Amendment to Rights Agreement. The Purchaser shall have received an executed copy of the First Amendment to the July 10, 1996 Rights Agreement, in the form attached hereto as Exhibit D (the “Amendment to Rights Agreement”), that amends the Company’s July 10, 1996 Rights Agreement.

4.12 Other Fees and Expenses. The Company shall have paid to the Purchaser all fees and expenses payable to the Purchaser pursuant to Section 10.10 hereof.

          5. Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Purchaser:

5.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Series A Preferred Stock pursuant to this Agreement shall have been duly obtained and effective as of the Closing.

5.3 Payment of Purchase Price. The Purchaser shall have paid the requisite purchase price for the Series A Preferred Stock being purchased hereby pursuant to the terms of this Agreement.

5.4 Payment of Related Expenses. The Company shall have paid all liabilities and obligations due and payable at the Closing of this Agreement, as applicable, including the amounts payable under (a) the Amendment to Employment Agreement by and between the Company and Parris H. Holmes, Jr. dated May 28, 2004, together with the Business Consultant Agreement by and between such parties, attached hereto as Exhibit E and the Letter Agreement by and between the Company and Parris H. Holmes, Jr. dated May 28, 2004 attached hereto as Exhibit F, and (b) the Amendment to Employment Agreement by and between the Company and David P. Tusa dated May 28, 2004, together with the Business Consultant Agreement by and between such parties, attached hereto as Exhibit G.

5.5 Stock Options. The Company shall have accelerated the vesting of all unvested stock options of non-executive employees of the Company granted pursuant to the Company’s 1996 Employee Stock Purchase Plan, as amended, and the Company’s 1996 Employee Comprehensive Stock Plan, as amended, all as applicable. Options of outside directors shall be exercisable for a period of one hundred twenty (120) days after the expiration or termination (for any reason) of such director’s term as a director of the Company. Options of non-executive employees shall not terminate, and shall be exercisable, for a period of two (2) years after the termination date of such options provided in each applicable award agreement.

          6. Covenants. The Company covenants and agrees that, except as otherwise provided in this Agreement and the other Basic Documents, so long as at least 33 1/3% of the shares of Series A Preferred Stock issued pursuant to this Agreement shall remain outstanding:

6.1 Financial Statements and Other Information. The Company will furnish or cause to be furnished to Persons (either individually or as a “group,” as such term is used in Section 13d(3) of the Exchange Act, a “Group”) holding at least 25% of the shares of Series A Preferred Stock then outstanding, at such Person’s written request to the Company, the information set forth in subparagraphs (a) through (d) below, and each such Person severally and not jointly agrees to maintain the confidentiality of any information received by it pursuant to this Section 6.1, none of which shall be duplicated, disclosed, or distributed to any third-party, until such information becomes public or is otherwise no longer confidential through no wrongful act of such Persons or their agents or as otherwise required by law, provided, however, that each such Person may share the information received by it pursuant to this Section 6.1 with its partners, if any, and with its legal, accounting, financial and other advisors and representatives, provided that such persons agree to maintain the confidentiality of any information disclosed hereunder as provided for in this Section 6.1.

(a) promptly after receipt, all written reports delivered to the Company by its accountants;

(b) promptly after the commencement or threatened commencement thereof, notice of all actions, suits, investigations, and proceedings before any court or governmental department, arbitration panel, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any of its subsidiaries other than ordinary and routine litigation covered under the limits of existing insurance policies or other matters which could not reasonably be expected to result in a Material Adverse Effect:

(c) promptly, copies of minutes of meetings of the Board of Directors of the Company and of any press releases issued by the Company; and

(d) promptly, copies of all amendments to the Charter or Bylaws of the Company.

6.2 Conduct of Business, Legal Existence, Etc.

(a) The Company will maintain its existence as a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

(b) The Company shall act and carry on its operations only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable efforts to preserve intact its business organizations, keep available the services of its key officers and employees and preserve the goodwill of those engaged in significant business relationships with it.

(c) The Company will conduct its business in compliance in all material respects with all permits and licenses issued by, and all statutes, rules, regulations and orders of, and all restrictions imposed by, all governmental authorities, domestic or foreign, Federal or state, applicable to the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to environmental, safety and other similar standards or controls).

(d) The Company will conduct its business in compliance in all material respects with all licenses, agreements and contracts to which it is a party, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(e) The Company will maintain, keep, and preserve all of its material properties (tangible and intangible) necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

(f) The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its assets and businesses against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts and with such deductibles as are customarily carried by such other corporations.

6.3 Reservation of Shares. The Company shall at all times duly reserve for issuance the Reserved Shares. The Company shall comply with the terms and conditions of the Series A Preferred Stock as set forth in the Certificate of Designations.

6.4 Right of Inspection. At any reasonable time and from time to time, upon reasonable notice, the Company shall permit any Person (either individually or as Group) that holds at least 25% of the shares of Series A Preferred Stock originally issued hereunder or any agent or representative thereof, at such Person’s or Group’s expense, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and to discuss the affairs, finances and accounts of the Company with any of its officers and directors and furnish to each such Person, promptly upon the request of such Person, copies of such financial and operating data and other information as reasonably requested by such Person. The Company will permit such Persons to inspect, audit and make copies of the books and records of the Company, to discuss the business and affairs of the Company with the officers of the Company, and to inspect any of the properties or assets of the Company upon reasonable notice to the Company and at such reasonable times as such Persons may from time to time request. Upon five (5) business days’ prior notice to the Company, such Persons shall have the right to confer in their discretion with the independent certified public accountants of the Company at any time during normal business hours upon any matter involving the financial condition of the Company. Each such Person severally and not jointly agrees to maintain the confidentiality of any information received by it pursuant to this Section 6.4, until such information becomes public or is otherwise no longer confidential through no wrongful act of any such Person or their agents or as otherwise required by law, provided, however, that each such Person may share the information received by it pursuant to this Section 6.4 with its partners, if any, and with its legal, accounting, financial and other advisors and representatives if such persons agree to maintain the confidentiality of any information disclosed hereunder as provided for in this Section 6.4.

6.5 Further Assurances. At any time or from time to time upon the reasonable request of any party to this Agreement, the Company and the Purchaser shall execute and deliver such further documents and do such other acts and things as such other parties may reasonably request in order to effect fully the purposes of the Basic Documents.

7. Additional Covenants. The parties hereby acknowledge and agree that:

(a) SEC Materials. Within five (5) business days after the Closing Date, the Company shall file with the SEC revised proxy materials withdrawing the proposals to approve the Liquidation and Princeton Transaction. Within 48 hours of the Closing, the Company shall prepare and issue a press release and file with the SEC a Current Report on Form 8-K disclosing the consummation of the transactions contemplated herein.

(b) Princeton Transaction. The Company shall have consummated the Princeton Transaction.

(c) Board of Directors. Simultaneously with the Closing, (i) the Company shall cause the number of directors serving on the Company’s Board of Directors to be fixed at four (4) directors, (ii) Gary D. Becker and Stephen M. Wagner shall resign from the Board of Directors, and (iii) the two directors remaining on the Board of Directors after such resignations (the “Continuing Directors”) shall appoint the following representatives of the Purchaser to the Board of Directors to replace the resigning directors: Mark E. Schwarz as a director of the class whose term of office expires at the 2006 annual meeting of stockholders of the Company and Steven J. Pully as a director of the class whose term of office expires at the 2006 annual meeting of stockholders of the Company. Mark E. Schwarz shall also be appointed Chairman of the Board of Directors. Not later than August 1, 2004, the Company shall cause the number of directors serving on the Company’s Board of Directors to be fixed at five (5) directors and a representative of the Purchaser shall be appointed as a director of the class whose term of office expires at the 2004 annual meeting of stockholders of the Company to fill the vacancy created by such expansion; provided, however, that a proxy or information statement disclosing such appointment shall be filed with the SEC and transmitted to the stockholders of the Company in compliance with Rule 14(f) of the Exchange Act not less than ten (10) days prior to such appointment (the “Statement Filing Date”). The Company shall cause each of the Continuing Directors to serve on the Company’s Board of Directors through the Statement Filing Date. In the event a representative of the Purchaser appointed to the Board pursuant to this Section 7(c) ceases to serve as a member of the Board of Directors by reason of death, resignation, removal, disqualification or for any other reason, then such vacancy on the Board of Directors shall be filled by the Purchaser. A director selected by the Purchaser to fill such a vacancy shall hold office until such director’s successor shall have been duly elected and qualified.

(d) Management; Employees. Simultaneously with the Closing, (i) Parris H. Holmes, Jr. and David P. Tusa shall resign from their respective positions as executives of the Company, (ii) Steven J. Pully shall be appointed Chief Executive Officer of the Company and John P. Murray shall be appointed Chief Financial Officer of the Company, and (iii) Cynthia Jergins shall continue to be employed by the Company pursuant to the Severance Agreement attached hereto as Exhibit H, Denise Spencer shall continue to be employed by the Company pursuant to the Severance Agreement attached hereto as Exhibit I, and Diane Nowacki shall continue to be employed by the Company pursuant to the Severance Agreement attached hereto as Exhibit J.

(e) D&O Insurance; Indemnities. For a period of twenty-four (24) months following the Closing Date, the Company (i) shall maintain its existing director and executive officer insurance policy and prior acts coverage on terms that are the same or no less favorable to the Company’s directors and executive officers as in effect on the date of this Agreement (to the extent such policy and coverage are available on economically reasonable terms); and (ii) shall not reduce any rights to indemnification possessed, as of the Closing Date, by the directors and officers of the Company. In summary, such insurance coverage and indemnification currently provide that each director and officer shall be indemnified to the maximum allowable extent permitted under the DGCL, the Securities Act and the Exchange Act, as well as other applicable law.

8. Definitions. All capitalized terms used in this Agreement shall have the meanings assigned to them elsewhere in this Agreement or as specified below:

“Basic Document” shall mean each of this Agreement, the Certificate of Designations and the Amendment to Rights Agreement, each as at any time amended and in effect from time to time.

“DGCL” shall mean the Delaware General Corporation Law.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as at any time amended.

“GAAP” shall mean generally accepted accounting principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, (ii) applied on a basis consistent with prior periods (except for changes in the application of such principles that have been approved by the Company’s Board of Directors), and (iii) such that, insofar as the use of accounting principles is pertinent, a certified public accountant could deliver an unqualified opinion with respect to financial statements in which such principles have been properly applied, subject, however, to the absence of footnotes.

“Material Adverse Effect” shall mean a material adverse effect on the assets, condition (financial or otherwise), affairs, earnings, business, operations or prospects of the Company.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature, including, as appropriate, the Company or any subsidiary thereof.

“Reserved Shares” shall mean the 19,230,768 shares of Common Stock issuable upon conversion of the Series A Preferred Stock pursuant to the Certificate of Designations, subject to adjustment.

“Securities Act” shall mean the Securities Act of 1933, as at any time amended.

“SEC” shall mean the Securities and Exchange Commission.

          9. Indemnity. Each party (an “Indemnifying Party”) shall, with respect to the representations, warranties, covenants and agreements made by each such party herein indemnify, defend and hold the other party (and its respective shareholders, members, directors, officers, managers, employees, agents, affiliates and controlling parties) (each, an “Indemnified Party”) harmless from and against all liability, loss or damage, together with all costs and expenses related thereto (including legal and accounting fees and expenses), arising from the untruth, inaccuracy or breach of any such representations, warranties, covenants, obligations or agreements of the Indemnifying Party contained in this Agreement (or any schedule, exhibit, certificate or other instrument furnished in connection herewith) or the assertion of any claims relating to the foregoing. The Indemnifying Party shall indemnify and hold harmless each Indemnified Party against any losses, claims, damages or liabilities, joint or several, to which any of the foregoing persons may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any violations by the Indemnifying Party of the Securities Act or state securities or “blue sky” laws applicable to the Indemnifying Party relating to action or inaction required of the Indemnifying Party in connection with the Securities Act or registration or qualification under such state securities or blue sky laws; and shall reimburse each such Indemnified Party for any legal or any other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action. In case any such action is brought against an Indemnified Party, the Indemnifying Party will be entitled to participate in and assume the defense thereof with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof, the Indemnifying Party shall be responsible for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, provided that if any Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to such Indemnified Party which conflict with those available to the Indemnifying Party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 9, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party and the Company shall reimburse such Indemnified Party and any person controlling such Indemnified Party for that portion of the fees and expenses of one counsel retained by the Indemnified Party which are reasonably related to the matters covered by the indemnity agreement provided in this Section 9. The Indemnifying Party shall not be liable for the settlement by the Indemnified Party of any action, proceeding or investigation effected without its written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not make any settlement of any claims indemnified against under this Section 9 without the written consent of the Indemnified Party or Parties, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Company and Purchaser acknowledge that at Closing, Purchaser shall obtain substantial, day-to-day control of the Company. Such control may, in the event of a dispute arising under or related to this Agreement, constitute a conflict of interest requiring special procedures involving independent review and action by the Company to resolve any dispute. Purchaser shall, in the event of any such dispute, comply in all material respects with applicable law relating to the resolution of disputes with insiders of the Company. Specifically, and without limitation, Purchaser shall, in the event of such a dispute, recuse itself of all actions in review and resolution of such dispute. Additionally, in such event, Purchaser shall cause or permit the appointment of an independent subcommittee of the board of directors, and counsel thereto, with authority to resolve such dispute. The Company agrees to indemnify the Purchaser from and against any liability, loss or damage, together with all costs and expenses related thereto (including legal and accounting fees and expenses) of any kind or nature that the Company may suffer, to the extent such liability or exposure arose out of or related to the affairs of the Company, its Board of Directors or its employees (including, but not limited to, affairs related to the Medical Plaza Lease and the Prentiss Lease) prior to the Closing (each, a “Loss”). The Company shall be obligated to indemnify the Purchaser for any Loss by, at the option of the Purchaser, (i) issuing to the Purchaser such number of additional shares of Series A Preferred Stock equal to the quotient obtained by dividing (a) the dollar amount of the Loss, by (b) $2.914, rounded to the nearest whole share, (ii) modifying the conversion price of the Series A Preferred Stock, (iii) a payment of cash or redemption of shares of the Series A Preferred Stock or (iv) a combination of the foregoing.

10. Miscellaneous.

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Purchaser or the Company.

10.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties (including permitted transferees of any shares of Series A Preferred Stock sold hereunder or the Reserved Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. The Company may not assign or transfer any of its rights under this Agreement without the prior written consent of the holders of a majority of the then outstanding shares of Series A Preferred Stock. The Purchaser (or subsequent holder of any Series A Preferred Stock) may assign and transfer its rights under this Agreement at such times and upon such conditions as the Purchaser shall determine in its sole discretion subject to the obligations imposed on the Purchaser by this Agreement. Notwithstanding the foregoing, each such permitted transferee or assignee shall be bound by the terms and conditions of this Agreement and the other applicable Basic Documents pursuant to a written instrument signed by such permitted transferee reasonably satisfactory to the Company.

10.3 Governing Law; Jurisdiction. This Agreement shall be governed by, construed, applied and enforced in accordance with the laws of the State of Texas, except that no doctrine of choice of law shall be used to apply any law other than that of Texas, and no defense, counterclaim or right of set-off given or allowed by the laws of any other state or jurisdiction, or arising out of the enactment, modification or repeal of any law, regulation, ordinance or decree of any foreign jurisdiction, shall be interposed in any action hereon. The parties hereto agree that any action or proceeding to enforce any right arising out of this Agreement and the other Basic Documents may be commenced in any Delaware State court or United States District Court sitting in Delaware, and the parties hereto consent to such jurisdiction, agree that venue will be proper in such courts in any such matter, agree that the State of Delaware is the most convenient forum for litigation in any such suit, action or legal proceeding, and agree that a summons and complaint commencing an action or proceeding in any such court shall be properly served and shall confer personal jurisdiction if served by registered or certified mail, or as otherwise provided by the laws of the State of Delaware or the United States. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.6 Notices. Any and all notices, designations, consents, offers, acceptances, or any other communication provided for herein shall be given in writing by hand, facsimile transmission, overnight courier or by registered or certified mail, addressed to the address specified for such party on the signature pages hereof, or to such other address as may be designated in writing by any such party. Except as otherwise provided in this Agreement, each such notice shall be deemed given when delivered in person, by facsimile transmission or by overnight courier or on a date which is three days after it is mailed at any post office or branch post office regularly maintained by the United States Postal Service (registered or certified, with postage prepaid and properly addressed). Copies of all such notices shall be provided to (i), if to the Company, Loeffler Jonas & Tuggey LLP, 755 E. Mulberry, Suite 200, San Antonio, Texas 78212, Attention: Timothy N. Tuggey, Esq., facsimile (210) 354-4034, and (ii) if to the Purchaser, Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, New York 10022, Attention: Steven Wolosky, Esq., facsimile (212) 451-2222.

10.7 Finder’s Fee. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each party agrees to indemnify and hold harmless the other parties from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which each party or any of its officers, employees, or representatives is responsible.

10.8 Entire Agreement; Amendments and Waivers. This Agreement, including the Schedules and Exhibits hereto and the other Basic Documents, constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of two-thirds of the shares of Series A Preferred Stock then outstanding. Any amendment or waiver effected in accordance with this Section 10.8 shall be binding upon each holder of the Series A Preferred Stock and the Company.

10.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10.10 Expenses and Taxes. At the Closing, upon receipt of invoices, the Company shall reimburse the reasonable fees and expenses of the Purchaser, and all out-of-pocket expenses of the Purchaser incurred in connection with this transaction (all of which shall not exceed an aggregate of $15,000). In addition, the Company shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement and agrees to save the holders of Series A Preferred Stock harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

10.11 Attorneys’ Fees and Costs. With respect to any dispute relating to this Agreement, or in the event that a suit, action, arbitration, or other proceeding of any nature whatsoever, including, without limitation, any proceeding under the U.S. Bankruptcy Code and involving issues peculiar to Federal bankruptcy law, any action seeking a declaration of rights or a suit for rescission, is instituted to interpret or enforce this Agreement or any provision of this Agreement, except as otherwise provided herein, the prevailing party shall be entitled to recover from the losing party its reasonable attorneys’, paralegals’, accountants’, and other experts’ and professional fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the judge or arbitrator at trial or other proceeding, or on any appeal or review, in additional to all other amounts provided by law.

10.12 Waiver of Trial by Jury. TO THE EXTENT THEY MAY LEGALLY DO SO, THE COMPANY AND THE PURCHASER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT AND THE BASIC DOCUMENTS OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, THE COMPANY AND THE PURCHASER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.12 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

10.13 Independence of Covenants. All covenants under this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any one covenant, the fact that it would be permitted by another covenant, by an exception thereto, or would otherwise be within the limitations thereof, shall not avoid the occurrence of breach of this Agreement if such action is taken or condition exists.

10.14 Exchanges; Lost, Stolen or Mutilated Certificates. Upon surrender by a holder of Series A Preferred Stock to the Company of any certificate representing Series A Preferred Stock purchased or acquired hereunder, the Company at its expense will issue in exchange therefor, and deliver to the holder of Series A Preferred Stock, a new certificate or certificates representing such shares, in such denominations as may be requested by the holder of Series A Preferred Stock. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any Series A Preferred Stock purchased or acquired by a holder of Series A Preferred Stock hereunder, and in case of any such loss, theft or destruction, upon delivery of any indemnity agreement satisfactory to the Company, or in case of any such mutilation, upon surrender and cancellation of such certificate, the Company at its expense will issue and deliver to such holder a new certificate for such Series A Preferred Stock of like tenor, in lieu of such lost, stolen or mutilated certificate.

10.15 Public Announcements. The Company shall consult with the Purchaser before issuing, and provide to the Purchaser the opportunity to review and comment upon, any press release, SEC filing (including without limitation the materials to be filed in accordance with Section 7(a)) or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release, SEC filing, or public statement prior to such consultation, except as may be required by applicable law, by court process or by any national securities exchange or national securities association, but only if it has used all reasonable efforts to consult with the other party unless it has been unable to do so in a timely manner.

[Signatures begin on the following page.]

[COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this STOCK PURCHASE AGREEMENT as of the day and year first above written.

NEW CENTURY EQUITY HOLDINGS CORP.

By:	/s/ DAVID P. TUSA ——————————————— Name: David P. Tusa Title: Executive Vice President, Chief Financial Officer and Secretary

Address:	10101 Reunion Place, Suite 970 San Antonio, Texas 78216

Telephone: Facsimile:	(210) 302-0444 (713) 432-0555

[COUNTERPART SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have executed this STOCK PURCHASE AGREEMENT as of the day and year first above written.

NEWCASTLE PARTNERS, L.P.

By:	Newcastle Capital Management, L.P. its general partner

By:	Newcastle Capital Group, L.L.C. its general partner

By:	/s/ MARK E. SCHWARZ ——————————————— Name: Mark E. Schwarz Title: Managing Member

Address:	300 Crescent Court, Suite 1110 Dallas Texas, 75201

Telephone: Facsimile:	(214) 661-7474 (214) 661-7475

Omitted Exhibits and Schedules

(1)	Exhibit “A”	--	Certificate of Designation of Series A Preferred Stock

(2)	Exhibit “B”	--	Opinion Letter of Loeffler Jonas & Tuggey LLP

(3)	Exhibit “C”	--	Opinion Letter of Richards, Layton & Finger

(4)	Exhibit “D”	--	First Amendment to July 10, 1996 Rights Agreement

(5)	Exhibit “E”	--	Holmes Employment Agreement Amendment and Consultant Agreement

(6)	Exhibit “F”	--	Letter Agreement to pay Holmes $600,514.00 in Consideration for Restricted Stock of Princeton eCom Corporation

(7)	Exhibit “G”	--	Tusa Employment Agreement Amendment and Consultant Agreement

(8)	Exhibit “H”	--	Jergins Severance Agreement

(9)	Exhibit “I”	--	Spencer Severance Agreement

(10)	Exhibit “J”	--	Nowacki Severance Agreement

(11)	Schedule 2.2	--	Outstanding Options of New Century Equity Holdings Corp.

(12)	Schedule 2.3	--	Subsidiaries of New Century Equity Holdings Corp.

(13)	Schedule 2.8	--	Letter from Prentiss to New Century Equity Holdings Corp.

(14)	Schedule 2.10	--	Exceptions to Section 2.10

(15)	Schedule 2.12	--	Description of dispute, settlements, and settlement offers between New Century Equity Holdings Corp. and certain stockholders of Operator Service Company

(16)	Schedule 2.18	--	Exceptions to Section 2.18

All omitted Exhibits and Schedules will be supplementally filed with the Commission upon request.